                                                                  EXHIBIT 1


                          SECURITIES PURCHASE AGREEMENT
                          -----------------------------

               AGREEMENT, dated as of September 18, 1996, by and between MEGADATA CORPORATION, a New York corporation ("Seller" or the "Company"), and G.S. BECKWITH GILBERT (Purchaser").

     PREMISES:
     --------

               Seller desires to issue and sell to Purchaser, and Purchaser desires to purchase, (1) a secured promissory note in the principal amount of $100,000 (the "Secured Promissory Note"), (2) a warrant to purchase 700,000 shares of common stock, par value $.01 per share, of Seller (the "Common Stock") for a term extending to October 15, 1996, subject to extension (the "700,000 Share Warrant") and (3) a warrant to purchase up to a total of 200,000 shares of Common Stock for a term of three years (the "200,000 Share Warrant").

               NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

               1.   Sale of Promissory Note and Warrants.
                    ------------------------------------

               (a)  Sale of Promissory Note.  On the date hereof, Seller is
                    -----------------------
     issuing, selling and delivering to Purchaser, and Purchaser is purchasing from Seller, the Secured Promissory Note.

               (b)  Issuance of Warrants.  On the date hereof, Seller is
                    --------------------

     issuing, selling and delivering to Purchaser, and Purchaser is purchasing from Seller, the 700,000 Share Warrant and the 200,000 Share Warrant (collectively, the "Warrants") to purchase, in the aggregate, a total of 900,000 shares of Common Stock (the "Warrant Shares").

               2.   Purchase Price; Payment
                    -----------------------
               (a)  Purchase Price.  The aggregate purchase price for the
                    --------------
     Secured Promissory Note and Warrants shall be One Hundred Thousand Dollars ($100,000) (the "Purchase Price").

               (b)  Payment.  The Purchase Price shall be payable by
                    -------
     Purchaser to Seller by wire transfer in immediately available funds to an account designated by Seller.

               3.   Representations and Warranties of Seller.  Seller
                    ----------------------------------------
     hereby represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying on such representations and warranties in connection with the transactions provided for herein:

               (a)  Organization and Good Standing, etc.  Seller is a
                    ------------------------------------
     corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to conduct its business as it is now conducted, to own or lease all of the properties owned or leased by it, to enter into and perform this Agreement and the

     Registration Rights Agreement, of even date herewith, between Seller and Purchaser (the "Registration Rights Agreement") and to issue and sell the Secured Promissory Note, the Warrants and, upon exercise of the Warrants in accordance with their terms, the Warrant Shares, and to otherwise consummate the transactions provided for in this Agreement and the Warrants. True and complete copies of the Certificate of Incorporation and By-Laws of Seller (together with all amendments thereto as of the date hereof) have been previously delivered to Purchaser. Except as set forth in the Disclosure Schedule delivered by Seller to Purchaser simultaneously with the execution of this Agreement (the "Disclosure Schedule"), Seller is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which the ownership or lease of property by it or the conduct of its business makes such licensing or qualification necessary and where the failure to be so licensed or qualified would have a material and adverse effect on its business.

               (b)  Authorization; Execution; Binding Effect.  The
                    ----------------------------------------
     execution, delivery and performance of this Agreement and the Registration Rights Agreement and the issuance and sale of the Secured Promissory Note, the Warrants and, upon exercise of the Warrants in accordance with their terms, the Warrant Shares, and the consummation of the transactions provided for in this

     Agreement, the Registration Rights Agreement and the Warrants have been duly authorized by all necessary corporate action on the part of Seller (including, without limitation, for purposes of Section 912 of the New York Business Corporation Law) and this Agreement and the Registration Rights Agreement constitute and, upon the issuance and delivery of the Warrants, each of the Warrants will constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and by general equity principles.

               (c)  Capitalization.  The authorized capital stock of Seller
                    ---------------
     consists of 5,000,000 shares of Common Stock, of which 1,611,600 shares are issued and outstanding at the date hereof. All of the outstanding shares of Seller are duly authorized, validly issued, fully paid and nonassessable. Except for this Agreement and the Warrants, and options to purchase 55,000 shares of Common Stock held by employees pursuant to the Company's stock option plans, there is no existing option, warrant, call, commitment or other agreement to which Seller is a party requiring, and there are no convertible securities of Seller outstanding which upon conversion would require, the issuance of any additional shares of Common Stock or other securities convertible into shares of Common Stock or any other equity security of Seller.

               (d)  [Reserved]

               (e)  Valid Issuance of Warrant Shares. Upon the issuance of
                    --------------------------------
     the Warrant Shares in accordance with the terms of the Warrants, all of such shares will be duly authorized, validly issued, fully paid and nonassessable.

               (f)  Financial Statements.  Seller has delivered to
                    --------------------
     Purchaser copies of its consolidated financial statements and schedules for the three years ended October 31, 1995 certified by Ghassemi, Phoel & Company, independent certified public accountants. In addition, Seller has delivered to Purchaser copies of its unaudited financial statements as at April 30, 1996 and for the six-months then ended. Each of the foregoing financial statements is complete and correct in all material respects (subject to normal year-end adjustments in accordance with generally accepted accounting principles with respect to the interim financial statements), is in accordance with the books and records of Seller as of the dates and for the periods indicated, has been prepared in accordance with generally accepted accounting principles and in conformity with the practices consistently applied by Seller in the immediately preceding fiscal periods, and fairly presents the financial condition, results of operations and changes in financial position of Seller as at the dates and for the periods indicated. For the purposes hereof, the Consolidated Balance Sheet of Seller as at April 30, 1996 is referred to as the "Balance Sheet" and April 30, 1996 is referred to as the "Balance Sheet Date".

               (g)  No Undisclosed Liabilities.  Except as set forth in the
                    --------------------------
     Disclosure Schedule, as at the Balance Sheet Date, Seller did not have any material obligation, indebtedness or liability of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which is not shown on the Balance Sheet or the notes thereto or disclosed herein or in any document delivered to the Purchaser hereunder upon the execution and delivery hereof. Except as set forth in the Balance Sheet, Seller does not have outstanding any material obligation, indebtedness or liability, nor knows of any basis for the assertion against Seller of any such obligation, indebtedness or liability, of any kind, whether accrued, absolute, contingent or otherwise, other than as disclosed herein or in a document referred to herein.

               (h)  No Conflicting Agreements or Charter Provisions.  The
                    -----------------------------------------------
      execution, delivery and compliance with and performance of the terms and provisions of this Agreement, the Registration Rights Agreement and the Warrants, and the issuance of the Secured Promissory Note, the Warrants and, upon exercise of the Warrants in accordance with their terms, the Warrant Shares will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, (i) the Certificate of Incorporation or By-Laws of Seller or any resolutions adopted by the shareholders or the Board of Directors of Seller, (ii) any provision of any material contract or other material instrument to which Seller is a party or by which it or any material part of its assets may be bound or (iii) any order, judgment, decree, statute, law, rule or regulation to which Seller is subject or by which any material part of its assets may be bound. The execution and delivery of this Agreement, the Registration Rights Agreement and the Warrants, the issuance of the Secured Promissory Note and the Warrants in accordance with the terms hereof and the issuance of the Warrant Shares in accordance with the terms of the Warrants will not result in the creation of any lien, charge or encumbrance upon the business or any material part of the assets or properties of Seller.

              (i)  Default.  Seller is not in default or alleged to be in
                    -------
     default with respect to any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental authority, department, commission, board or agency or other entity where such default would have a material adverse effect on the financial condition, results of operations, prospects, business, properties, assets or liabilities of Seller. Seller is not in breach or default or alleged to be in breach or default under any lease, license, contract, agreement, commitment, instrument or obligation, and Seller does not know of any condition or state of facts which is likely to cause or create a default or defaults under any such lease, license, contract, agreement, commitment, instrument or obligation where such default would have a material adverse effect on the financial condition, results of operations, prospects, business, properties, assets or liabilities of Seller. Seller does not know of any other party to any lease, license, contract, agreement, commitment, instrument or obligation to which Seller is a party and which is material to Seller's business that is in default thereunder and, to the best of Seller's knowledge, there exists no condition or event which, after notice or lapse of time or both would constitute a default of any other party to any such lease, license, commitment, contract, agreement, instrument or obligation.

               (j)  Compliance with All Laws.  Seller (i) has complied in
                    ------------------------
     all material respects with all laws, regulations and orders which are applicable in any material respect to its business as presently conducted, (ii) possesses all material permits, licenses and other governmental approvals, authorizations and orders specifically applicable to, or necessary for the conduct of its business as presently conducted and (iii) has obtained all governmental approvals and all other approvals, consents, certifications and waivers which are required on the part of Seller to enter into and perform this Agreement and to issue and sell to Purchaser the Secured Promissory Note and Warrants and, upon the exercise of the Warrants in accordance with their terms, the Warrant Shares, and to otherwise consummate the transactions provided for in this Agreement and the Warrants.

               (k)  No Adverse Changes.  Since the Balance Sheet Date and
                    ------------------
     except as disclosed in the Disclosure Schedule, there has not been, occurred or arisen (i) any material adverse change in the financial condition, results of operations, prospects, business, properties, assets or liabilities of Seller, (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, adversely affecting any property of Seller material to the financial condition, results of operations, business, prospects, assets or liabilities of Seller, (iii) any termination of its contract with any major customer, (iv) any increase in the base compensation payable or to become payable by Seller to any of its directors, officers, management, personnel, consultants or agents whose aggregate remuneration on an annual basis now exceeds $50,000 or any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of such persons, (v) to the Company's best knowledge, any actual or threatened strike or other labor trouble or dispute which materially and adversely affects, or might materially and adversely affect, the financial condition, results of operations, business, prospects, assets or liabilities of Seller, (vi) any direct or indirect redemption, purchase or other acquisition by Seller of any shares of capital stock of Seller, any declaration, setting aside or payment of any dividend or other distribution by Seller in respect of shares of capital stock of Seller whether in cash, stock or property, or any loan to any shareholder other than advances for expenses in the ordinary course of business to any shareholder in his capacity as an officer, director or employee of Seller, (vii) any extraordinary loss (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants and any amendments or interpretations thereof) suffered by Seller, which, individually or in the aggregate, is material to Seller, (viii) any waiver by Seller of any right or rights which, individually or in the aggregate, would have a material and adverse effect on the financial condition, results of operations, business, prospects, assets or liabilities of Seller, (ix) any mortgage on, pledge of or grant of a security interest in any of the assets of Seller, (x) any obligation incurred by Seller other than any incurred in the ordinary course of business and which, individually or in the aggregate with all other obligations so incurred, is or are not material in amount, or (xi) any other event, condition or state of facts of any character peculiar to Seller or to its or their operations and not generally applicable to private enterprises in the same business as Seller, which materially adversely affects, or might reasonably be expected in the future to affect materially and adversely, the financial condition, results of operations, business, prospects, assets or liabilities of Seller.

               (l)  Litigation.  Except as disclosed in the Disclosure
                    ----------
     Schedule, there is no action, suit, proceeding or investigation pending or, to Seller's knowledge, threatened, at law or in equity, in any court or before or by any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (i) against or affecting Seller which would have a material adverse effect on Seller, (ii) against or affecting any officer or director of Seller in their capacity as such or (iii) affecting this Agreement or the Warrants or any action taken or to be taken or documents executed or to be executed pursuant to or in connection with the provisions of this Agreement or the Warrants.

               (m)  [Reserved]

               (n)  Disclosures.  None of the information concerning Seller
                    -----------
     or its business, condition (financial or otherwise), assets, properties, prospects, personnel, products, plans and policies contained herein, in any schedule hereto or in any document referred to herein or in any schedule hereto or otherwise furnished to the Purchaser in writing (as the same may have been superseded or supplemented by any such information subsequently delivered in writing to Purchaser on or prior to the date hereof) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein taken as a whole, in light of the circumstances existing when made, misleading in any material respect.

               (o)  [Reserved]

               (p)  Taxes.  Seller has filed all tax returns and reports
                    -----
     which are required to be filed by it as of the date hereof under the laws of the United States (including those of any jurisdiction thereof) and those of any other jurisdiction in which it does business except to the extent that extensions of time to make such filings have been granted by the appropriate taxing authorities and those extensions have not expired. Seller has paid all taxes due and payable, or has made or will have made necessary accruals for all current taxes due and payable, for all taxable years ending on or before the date hereof.

          4.   Representations and Warranties of Purchaser.
               -------------------------------------------

               Purchaser hereby represents and warrants to Seller that the Secured Promissory Note and the Warrants to be purchased by Purchaser hereunder are being purchased by him or members of his family, a family trust or an IRA retirement account for

     Purchaser's benefit or the person referred to in Section 5 designated by Purchaser to serve and who serves on the Company's Board of Directors (collectively, a "permitted transferee") solely for his or their own account, for investment purposes only and not with a view to the distribution thereof (within the meaning of the Securities Act of 1933, as amended (the "Securities Act)), and Purchaser and any such permitted transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his or their investment as contemplated hereby. Purchaser hereby acknowledges that the Secured Promissory Note, the Warrants and the Warrant Shares have not been registered under the Securities Act or any other securities law and may not be sold in the United States except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption from registration under the Securities Act, and in compliance with all other applicable securities laws. Purchaser is an "accredited investor" (as defined in the rules promulgated under the Securities Act) and each permitted transferee will be an accredited investor. Purchaser's Schedule 13D relating to the transactions contemplated hereby will be consistent with this
     Section 4 and will reflect Purchaser's intent, as a director of the Company, to participate in and influence the formulation of the business plans and strategies of the Company.

          5.   Nomination of Purchaser's Board Designees.
               -----------------------------------------

               (a) From and after the exercise of the 700,000 Share Warrant and continuing thereafter for so long as Purchaser and its permitted transferees are the beneficial owners of not less than five percent (5%) of the issued and outstanding shares of Common Stock, Seller shall use its best efforts to elect, thereafter nominate for election by the stockholders, cause the election of and thereafter to continue in office, Purchaser and one additional person designated by Purchaser to serve on the Board of Directors of the Company, which designation shall be made by Purchaser by written notice to Seller of three candidates, with Purchaser having the right to object to any two of such three candidates. Simultaneously with the exercise of the 700,000 Share Warrant, Purchaser will be elected as a director of Seller.

               (b) In the event of the resignation, removal, incapacity or death of Purchaser or a director designated by Purchaser, the Board shall use its best efforts to elect, or nominate for election by the stockholders, and thereafter to continue in office, such substitute director as Purchaser or Purchaser's legal representative may designate by written notice to Seller in accordance with the procedures outlined in subsection (a).

               (c) For the period commencing on the Closing Date and ending on the fifth anniversary thereof, Purchaser and his affiliates (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended) shall vote all of their shares of Common Stock for the election of directors and with respect to stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, in accordance with the recommendation of the Company's Board of Directors.

          6.   Access.  For a period ending on the date that the Secured
               ------
     Promissory Note is paid in full, Seller shall provide Purchaser and its representatives at the Company's offices with full and complete access to the books, records and personnel of Seller and the accountants and legal counsel of Seller at their offices so that Purchaser and its representatives may undertake a due diligence review of Seller. No such investigation shall affect the representations and warranties of Seller made herein.

          7.   Certain Agreements.  (a) For the period commencing on the
               ------------------
     Closing Date and ending on the fifth anniversary thereof, without the prior approval of the Company's Board of Directors, Purchaser and his permitted transferees (the "Gilbert Entities") will not:

                    (i) purchase any shares of Common Stock that would result in the Gilbert Entities' beneficial ownership exceeding the greater of 946,000 shares of Common Stock or 45% of the outstanding shares of Common Stock;

                    (ii)   commence or participate in any proxy
               solicitation involving shares of Common Stock;

                    (iii) join a partnership, limited partnership, limited liability company, syndicate, or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting, or disposing of common shares, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (in each case other than solely with any of the Gilbert Entities);

                    (iv) sell any Common Stock in excess of 10% of the then outstanding shares to any individual person or group of related persons; or

                    (v) fail to have their shares of Common Stock present for quorum purposes at any meeting of the Company's stockholders.

               (b) The restrictions in subsection (a) shall terminate and be of no further force or effect in the event:

                         (i)  the Company breaches any of its
               representations and warranties or obligations to the Gilbert Entities set forth in any agreement between the Gilbert Entities and the Company;

                         (ii) the Secured Promissory Note is not paid in full in accordance with its terms or an Event of Default occurs thereunder;

                         (iii) the Company enters into any agreement with a
               third party with respect to or announces an intention to effect an Extraordinary Transaction;

                          (iv) Data Probe, Inc. owns less than 250,000
               shares of Common Stock;

                          (v) Mr. Bachana voluntarily retires or resigns as the President of the Company; or

                         (vi)  Any event described in clauses (b), (d) or
               (e) of the definition of "Event of Default" in the Secured Promissory Note shall have occurred.

          8.   Indemnification.
               ---------------

               (a) Seller agrees to indemnify and hold Purchaser and his affiliates harmless from and against:

                         (i)  Any and all liabilities, obligations,
               damages, deficiencies and expenses resulting from any misrepresentation or breach of a representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller under the terms of this Agreement.

                         (ii) All actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and disbursements, incident to the foregoing.

               (b) In the event that any legal proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought by Purchaser or its affiliates under the provisions of this Section 8 (referred to in this
     Section 8 as the "Indemnitee"), the Indemnitee shall promptly cause written notice of the assertion of any claim of which it has knowledge which is covered by this indemnity to be forwarded to Seller (referred to in this Section 8 as the "Indemnitor"). Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice who must be reasonably satisfactory to Indemnitee, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability, damage or deficiency resulting from a third party claim or demand indemnified against hereunder; provided, however, that no
                                           --------  -------
     settlement shall be made without the prior written consent of Indemnitee, which consent shall not be unreasonably withheld or delayed; and provided, further, that Indemnitee may participate in any
                  --------  -------
     such proceeding with counsel of its choice and at its own expense. To the extent Indemnitor elects not to defend such proceeding, claim or demand and Indemnitee defends against, settles or otherwise deals with any such proceeding, claim or demand, which settlement may be made without the consent of Indemnitor, Indemnitee will act reasonably and in accordance with its good faith business judgment. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

               Upon any final judgment or award having been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which the appeal therefrom, or a settlement having been consummated, or Indemnitee and Indemnitor having arrived at a mutually binding agreement with respect to each separate matter indemnified by Indemnitor, Indemnitor shall forthwith pay all of the sums so owing to Indemnitee by certified or bank cashier's check, in immediately available funds.

               9.   Maintenance of Purchaser's Interest.  If Purchaser
                    -----------------------------------
     exercises the 700,000 Share Warrant, the Company hereby grants to Purchaser the right to maintain his (and his permitted transferees') equity and voting interest in the Company as follows:

               (a)  Except with respect to employee stock options to
     acquire shares of Common Stock not in excess of 50,000 shares on an annual basis ("Allowable Employee Stock Options") and the shares of Common Stock issuable upon the exercise of the Warrants, not less than thirty (30) nor more than sixty (60) days prior to any issuance
     (whether or not for consideration) or sale of any shares of Common
     Stock or any security convertible into shares of Common Stock or any option, right, warrant or similar instrument to acquire shares of
     Common Stock or any security convertible into shares of Common Stock (hereinafter referred to as "Equity Securities"), the Company shall notify Purchaser thereof in writing, which notice shall specify the kind and amount of Equity Securities that the Company intends to issue or sell and contain a detailed description of the terms of the proposed issuance or sale (including the proposed issuance or sale price, if any), and shall offer to Purchaser the opportunity to acquire such number of such Equity Securities as shall allow Purchaser and his permitted transferees, immediately following the issuance or sale of all such Equity Securities, to be the beneficial owner, in the aggregate, of the Purchaser's Proportionate Share Interest (as hereinafter defined). For the purposes hereof, the "Purchaser's Proportionate Share Interest" shall mean such number of shares of
     Common Stock as shall constitute the percentage of all outstanding shares of Common Stock beneficially owned by Purchaser and his permitted transferees immediately prior to the issuance or sale referred to in the immediately preceding sentence. For the purpose of computing the Purchaser's Proportionate Share Interest, the following shall be assumed: (i) the complete conversion of any convertible securities of the Company and (ii) the exercise and/or purchase of all shares of Common Stock purchasable pursuant to all options, rights, warrants or similar instruments relating to shares of Common Stock (including those held by Purchaser). The per share or equivalent price, if any, payable by Purchaser, and all other terms and conditions of the offer to Purchaser, shall be identical to that offered to the other parties in connection with such issuance or sale; provided, however, that
                                                       --------  -------
    if the purchase price is to be paid by other parties in kind or is for any other reason of a type of consideration which Purchaser cannot readily deliver, Purchaser shall nevertheless be entitled to pay the purchase price in cash, such price to be an amount equal to the monetary equivalent value to the Company of such consideration in kind or other consideration which Purchaser cannot readily deliver, as determined in good faith by Purchaser and the Company. Purchaser shall have a period of sixty (60) days following the Company's notice to Purchaser pursuant to this Section 9 within which it may elect to purchase the Equity Securities offered to him pursuant to this Section
     9.  Such election may be for all or part of the Equity Securities offered to Purchaser, may be conditioned
     on Purchaser and the Company obtaining any requisite governmental approvals, consents or certifications (which Purchaser and the Company shall each covenant to use its best efforts to obtain as promptly as is practicable) and shall be made by written notice to the Company within such sixty (60) day period. The closing of the purchase by the Purchaser of any Equity Securities pursuant to this Section 9 shall occur (A) at the time and location of the closing of the issuance or sale of Equity Securities which gave rise to Purchaser's rights under this Section 9 or (B) at such later time and at such location as may be specified in Purchaser's written notice of election, which shall be no less than five (5) nor more than thirty (30) days after the date of such notice; provided, however, that such thirty (30) day period shall
                  --------  -------
     be extended by the period of time necessary for Purchaser or the Company to obtain any requisite governmental approvals, consents, certifications or waivers.

               (b)  Notwithstanding anything to the contrary contained in
     Section 9 hereof, in the event that the Company shall issue or sell, in the aggregate, less than the number of Equity Securities referred to in the Company's notice to Purchaser pursuant to Section 9 hereof, the number of Equity Securities to be purchased from the Company at the closing referred to therein shall be proportionately reduced.

               (c) If Purchaser shall not elect to purchase all of the Equity Securities offered to him pursuant to Section 9 hereof, then the Company shall, during a period of one hundred twenty (120) days following Purchaser's notice to the Company pursuant to this Section 9, have the right to sell the number of Equity Securities that Purchaser has not elected to purchase pursuant to this Section 9 free and clear of the restrictions of Section 9 hereof at a price and upon other terms and conditions no more favorable to a purchaser than were offered to Purchaser pursuant to this Section 9. At the expiration of such one hundred twenty (120) day period, any issuance or sale of such Equity Securities shall again be subject to the rights granted to Purchaser pursuant to this Section 9.

               (d) Inasmuch as the market for shares of Common Stock of the Company is limited and Warrants are being sold and purchased in part in consideration of the provisions contained in this Section 9, the parties hereto acknowledge and agree that irreparable damage would result if such provisions were not specifically enforced. Therefore, the parties consent that the rights and obligations with respect to the maintenance of Purchaser's interest in accordance with this
     Section 9 shall be enforceable by Purchaser in any court of competent jurisdiction in New York by a decree of specific performance and consent that injunctive relief may be granted in conjunction therewith. Such remedies shall be cumulative and not exclusive and shall be in addition to any other rights or remedies (including, without limitation, any action for damages) the Purchaser may have under this Agreement or otherwise.

               (e) Any of Purchaser's rights under this Section 9 may be transferred to any permitted transferee.

               (f) The provisions of this Section 9 shall be in addition to and shall not in any way impair or modify Purchaser's rights under the 200,000 Share Warrant.

               10.  Notices.  Any notices or other communications required
                    -------
     or permitted hereunder shall be sufficiently given if (i) in writing and personally delivered, (ii) sent by telex provided that "answer-back" confirmation is received by the sender, or (iii) sent by registered or certified mail, postage paid, return receipt requested, in any case addressed as set forth on the signature page hereof.

               11.  General.
                    -------

               (a)  Entire Agreement.  This Agreement contains the entire
                    ----------------
     understanding of the parties hereto with respect to the subject matter hereof and there are no restrictions, representations, warranties, covenants or undertakings of the parties hereto except those expressly set forth herein or in a document referred to herein delivered to the Purchasers hereunder upon the execution and delivery hereof.

               (b)  Survival.  The representations, warranties, covenants
                    --------
     and agreements of the parties contained herein shall survive the execution and delivery of this Agreement for a period of 18 months from and after the exercise or termination of the 700,000 Share Warrant, except with respect to claims under the federal securities laws, in respect of which the applicable statutes of limitation period shall apply.

               (c)  Further Assurances.  The parties hereto each agree to
                    ------------------
     execute such other instruments, documents or agreements as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

               (d)  Amendment; Waiver.  This Agreement may be amended or
                    -----------------
     waived only by a written instrument signed by the party against whom enforcement thereof is sought.

               (e)  Binding Effect; Assignment.  This Agreement shall be
                    --------------------------
     binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns, and the rights of Purchaser hereunder may be assigned to any permitted transferee.

               (f)  Section Headings.  The section headings contained in
                    ----------------
     this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (g)  Governing Law.  This Agreement shall be governed by,
                    -------------
     and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions, policies or principles thereof respecting conflict or choice of laws.

               (h)  Severability.  If at any time subsequent to the date of
                    ------------
     this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect but the illegality or unenforceability of such provision shall have no effect upon or impair the enforceability of any other provision.

               (i)  Counterparts.  This Agreement may be executed in one or
                    ------------
     more counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same agreement.

               (j)  Expenses.  Seller shall pay the costs and expenses
                    --------
     incurred by Purchaser (including, without limitation, attorneys' fees and expenses) in connection with the transactions contemplated by this Agreement.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


     35 Orville Drive
     Bohemia, New York 11716


                                   MEGADATA CORPORATION


                                   By:
                                      -------------------------------------
                                        Name:
                                        Title:



     104 Field Point Road
     Greenwich, Connecticut 06830


                                      ___________________________
                                        G.S. Beckwith Gilbert





     NYFS10...:\06\45206\0006\139\AGR8196M.25D